Exhibit 5.1

August 28, 2018
Roper Technologies, Inc.
6901 Professional Parkway East, Suite 200
Sarasota, Florida 34240

Re:	$700,000,000 Aggregate Principal Amount of 3.650% Senior Notes due 2023 and $800,000,000 Aggregate Principal Amount of 4.200% Senior Notes due 2028
Ladies and Gentlemen:
We are acting as counsel for Roper Technologies, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of $700,000,000 aggregate principal amount of the Company’s 3.650% Senior Notes due 2023 (the “2023 Notes”) and $800,000,000 aggregate principal amount of the Company’s 4.200% Senior Notes due 2028 (the “2028 Notes”, and together with the 2023 Notes, the “Notes”), pursuant to the underwriting agreement, dated as of August 14, 2018 (the “Underwriting Agreement”), entered into by and among the Company and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, acting as representatives of the several underwriters listed in Schedule 1 thereto (the “Underwriters”). The Notes will be issued under the indenture, dated as of August 4, 2008 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and an Officer’s Certificate, dated August 28, 2018, setting forth the terms of the Notes.
In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Notes, when they are executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Company.
For purposes of the opinion expressed herein, we have assumed that (i) the Trustee has authorized, executed and delivered the Indenture, (ii) the Notes will be duly authenticated by the Trustee in accordance with the Indenture, and (iii) the Indenture is the valid, binding and enforceable obligation of the Trustee.
The opinion expressed herein is limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and (ii) by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.
As to facts material to the opinion and assumptions expressed herein, we have relied upon oral and written statements and representations of officers and other representatives of the Company and others. The opinion expressed herein is limited to the laws of the State of New York and the

Roper Technologies, Inc.
August 28, 2018

General Corporation Law of the State of Delaware, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333-208200) (the “Registration Statement”), filed by the Company to effect the registration of the Notes under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,

/s/ Jones Day